Exhibit 99.2

EXECUTION COPY

NONCOMPETITION COVENANT AND AGREEMENT

THIS NONCOMPETITION COVENANT AND AGREEMENT (this “Agreement”) is made and entered into as of this 13th day of April, 2007, by Mr. ZHANG Yong, an individual residing in the city of Zhengzhou, in Henan Province in the People’s Republic of China (the “PRC”), (PRC ID No. 410103196310021930) (“Executive”) for the benefit of the parties listed in Schedule I attached hereto (the “Purchasers”).

RECITALS

WHEREAS, Executive serves as the President of Xinyuan Real Estate Co., Ltd. (the “Company”);

WHEREAS, Executive is also a shareholder of the Company;

WHEREAS, pursuant to the purchase agreements dated of even date herewith among the Company, the wholly-owned subsidiaries of the Company, the Controlling Shareholders (as defined therein) and the Purchasers respectively, and other related documents pertaining to such purchase (collectively, the “Transaction Documents”), the Company shall issue and sell to Purchasers, and Purchasers shall purchase, (i) an aggregate of 750 units consisting of units of Guaranteed Senior Secured Floating Rate Notes (the “Floating Rate Notes”) and warrants (the “Warrants”), for an aggregate consideration of US$75,000,000 and (ii) 2% Convertible Subordinated Notes due 2012 (together with the Floating Rate Notes, the “Notes”) for an aggregate consideration of US$25,000,000;

WHEREAS, to induce the Purchasers to consummate the transactions under the Transaction Documents, and to preserve for the Purchasers the valuable rights procured by Purchasers pursuant to the Transaction Documents, Executive agreed to certain covenants to be made by Executive for the benefit of the Purchasers regarding certain future activities and actions by Executive;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below.

1.1 “Agreement” is defined in the Preamble.

1.2 “Business” shall mean the acquisition, development, sale and management of residential real estate in the PRC.

1.3 “Company” is defined in the Recitals.

1.4 “Company Affiliate” shall mean any entity engaged in the Business which is controlled, directly or indirectly, by the Company.

1.5 “Competitive Business” shall mean any business that is in the Business and competes with the Company or any Company Affiliate.

1.6 “Executive” is defined in the Preamble.

1.7 “Notes” is defined in the Recitals.

1.8 “PRC” is defined in the Preamble.

1.9 “Purchasers” is defined in the Preamble.

1.10 “Term” is defined in Section 2.1.

1.11 “Trade Secret” shall mean any information, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, actual or future services, or lists of actual or potential customers or suppliers that are not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use.

1.12 “Transaction Documents” is defined in the Recitals.

1.13 “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable ideas or inventions, discoveries and improvements, and other intellectual property rights, in any documentation, programming, technology, or other work that relates to the business and interests of the Company and that was or is conceived or developed by Executive, or delivered by Executive to the Company at any time during the term of Executive’s employment with the Company.

Section 2. Covenants.

2.1 Noncompetition and Nonsolicitation. During the period commencing as of the date hereof and for so long as the later of (i) any of the Notes remain outstanding and (ii) any Warrants remain outstanding (such period, the “Term”), Executive hereby agrees that Executive (including his spouse, infant children, siblings, any company or undertaking in which he holds a controlling interest, or any person related by marriage or consanguinity) will not, directly or indirectly, engage in, or have any interest in, any person, firm, corporation, or business (whether as an executive, officer, director, agent, security holder, consultant, investor or similar position) that engages in a Competitive Business, or otherwise interfere with the business of the Company or Company Affiliates, including without limitation:

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(a) either on his own behalf or on behalf of any other person, solicit business similar to the Business from any customer, supplier, distributor of, or a person in a similar commercial relationship with, the Company or Company Affiliates; and

(b) either on his own behalf or on behalf of any other person, solicit, employ or otherwise engage as an employee, independent contractor, or otherwise any person who is and was, at any time during one year prior to such solicitation, employment or engagement, an employee of the Company or Company Affiliates, or in any manner induce any employee of the Company or Company Affiliates to terminate his or her employment therewith.

Notwithstanding the foregoing paragraphs of this Section 2.1:

(i) Executive may own, directly or indirectly, as an investor, securities of any corporation (the stock of which is publicly traded) engaging in a Competitive Business, so long as Executive’s aggregate holdings in each such corporation shall not constitute more than five percent (5%) of such corporation’s voting stock;

(ii) Executive represents that the entities identified in Schedule II represent the pre-existing relationships disclosed by the Company in the Disclosure Schedules to the Purchase Agreement which form part of the Transaction Documents and do not engage in a Competitive Business and for the foregoing reason, the Executive may continue his involvement as a shareholder, officer or director of such entities so long as such entities do not engage in a Competitive Business during such involvement; and

(iii) Executive may serve as a shareholder, director or officer of any entity that is not engaged in a Competitive Business.

2.2 Continued Employment. Executive agrees that during the Term, (a) except in the event of an involuntary termination, he will continue to serve as the President or a senior officer of the Company; and (b) he will not voluntarily resign as a director of the Company.

2.3 Confidentiality and Other Covenants. Executive agrees that:

(a) he shall keep confidential any information, including Trade Secrets, relating to the Company, Company Affiliates, and the Business (unless such disclosure is permitted in writing by the Company, required under law or by order of any governmental or regulatory authority, or relates to information already in the public domain, or to a third party who has rightfully obtained such Trade Secrets without breach of any confidentiality obligation);

(b) all Work Product of Executive conceived (whether solely or jointly with others) within the scope of his employment with the Company belongs to the Company and any and all of his rights to such Work Product, to the extent not yet assigned, are hereby assigned to the Company;

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(c) upon the termination of his employment with the Company, at the request of the Company, he shall return to the Company all of the Company’s proprietary items in his possession or under his control and shall not retain any copies or other physical embodiment of any of such items; and

(d) upon the termination of his employment with the Company, he shall not hold himself out as an employee, agent or representative of the Company.

2.4 Termination. The parties agree that the Term shall terminate, and this Agreement shall be deemed terminated and of no further effect, without necessity of further action by Executive or the Purchasers, upon the expiration of the Term.

2.5 Specific Enforcement. Upon a breach by Executive of Section 2.1 or 2.3, in addition to such damages as the Purchasers can show they have sustained, directly or indirectly, by reason of said breach and in addition to any other remedies to which Purchasers may be entitled under the laws of the PRC, the Purchasers shall be entitled to injunctive relief against Executive if such relief is applicable and available, as monetary compensation alone would be inadequate and insufficient. Nothing in this Agreement shall be construed as limiting the Purchasers’ remedies in any way.

Section 3. Miscellaneous.

3.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, in each case, to the extent permitted by applicable law, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable, to the extent permitted by applicable law.

3.2 Counterparts. This may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

3.3 Governing Law; Arbitration. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF PEOPLE’S REPUBLIC OF CHINA. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed as follows: one arbitrator shall be

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appointed by the Purchasers, one arbitrator shall be appointed by Executive, and the third arbitrator shall be appointed jointly by the two arbitrators appointed by the parties. The place of arbitration shall be in Hong Kong. The arbitration shall be conducted in English. The arbitration awards shall be final and binding upon the parties.

3.4 Assignment. Executive agrees that this Agreement shall inure to the benefits of all holders of the Notes, whether or not the Purchasers.

3.5 Notice. Any notices to be given hereunder by either party to the other may be effectuated either by personal delivery in writing or by mail, postage prepaid, with return receipt requested. Notices shall be addressed to the parties as follows:

If to the Purchasers:

The addresses of the Purchasers as indicated in Schedule I

If to Executive:

Mr. ZHANG Yong

No. 129, 5th Avenue

Zhengzhou Economic and Technology Development Zone

Henan Province, P.R. China

or to such other address as either the parties may designate by written notice to each other. Notices delivered personally shall be deemed duly given on the date of actual receipt; mailed notices shall be deemed duly given as of the fifth day after the date so mailed. Notices hereunder may be delivered by electronic facsimile transmission (fax) if confirmation by sender is made within three business days by mail or personal delivery.

3.6 Third Party Beneficiary Rights. This Agreement has been made and is made solely for the benefit of, and shall be binding upon, the Purchasers (and their respective successors and assigns) and Executive, and no other person shall acquire or have any rights under or by virtue of this Agreement.

3.7 Attorney’s Fees. If any party shall bring a procedure to enforce this Agreement, the prevailing party shall be entitled to recover the reasonable attorneys’ fees and costs incurred by such party from the unsuccessful party.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition Covenant and Agreement as of the date first set forth above.

EXECUTIVE:

/s/ ZHANG Yong
Mr. ZHANG Yong

[SIGNATURE PAGE TO NONCOMPETITION COVENANT AND AGREEMENT]

Accepted by:

PURCHASERS:

DILLON READ FINANCIAL TRADING PRODUCTS LTD.

By	/s/ Bryan Choo	/s/ Richard Thomas
Name:	Bryan Choo	Richard Thomas
Title:	Executive Director	Managing Director

[SIGNATURE PAGE TO NONCOMPETITION COVENANT AND AGREEMENT]

Accepted by:

PURCHASERS:

DILLON READ FINANCE LP

By	/s/ Bryan Choo	/s/ Richard Thomas
Name:	Bryan Choo	Richard Thomas
Title:	Executive Director	Managing Director

[SIGNATURE PAGE TO NONCOMPETITION COVENANT AND AGREEMENT]

Accepted by:

PURCHASERS:

MERRILL LYNCH INTERNATIONAL

By	/s/ Joseph Bretti
Name:	Joseph Bretti
Title:	Vice President

[SIGNATURE PAGE TO NONCOMPETITION COVENANT AND AGREEMENT]

Accepted by:

PURCHASERS:

POLYGON GLOBAL OPPORTUNITIES MASTER FUND

By	/s/ M J BANCROFT
Name:	M J BANCROFT
Title:

[SIGNATURE PAGE TO NONCOMPETITION COTENANT AND AGREEMENT]

Accepted by:

PURCHASERS:

DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD

By
Name:
Title:

[SIGNATURE PAGE TO NONCOMPETITION COVENANT AND AGREEMENT]

Accepted by:

PURCHASERS:

FORUM ASIAN REALTY INCOME II L.P.

By: Forum Asian Realty Income II GP Limited,

Its general partner

By:	/s/ Russell C. Platt
Name:	Russell C. Platt
Title:	Authorized Signatory

[SIGNATURE PAGE TO NONCOMPETITION COVENANT AND AGREEMENT]

SCHEDULE I

Purchasers and Notice Addresses

DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD

Address:

Ugland House, South Church Street

George Town, Grand Cayman

Facsimile:

Email:

POLYGON GLOBAL OPPORTUNITIES MASTER FUND

Address:

Polygon Investment Partners HK Limited

Suite 1501 - 1502

Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Fax: +852 3762 6301

Email:

MERRILL LYNCH INTERNATIONAL

Address:

Merrill Lynch Financial Center

2 King Edward Street

London EC1A 1HQ

England

Facsimile:

Email:

FORUM PARTNERS ASIAN REALTY INCOME II, LP

Address:

Suite 2604, 26th Floor, Alexandra House

18 Chater Road, Central

Hong Kong

Facsimile:

Email:

DILLON READ FINANCE LP

Address:

5 Temasek Boulevard

#18-00 Suntec Tower Five

Singapore

Facsimile:

Email:

DILLON READ FINANCIAL TRADING PRODUCTS LTD.

Address:

5 Temasek Boulevard

#18-00 Suntec Tower Five

Singapore

Facsimile:

Email:

Schedule II

Pre-Existing Relationships